Exhibit 21.01

UFP Technologies, Inc. wholly owns the following companies:

1.	Moulded Fibre Technology, Inc., a Maine company
2.	Simco Industries, Inc., a Michigan company
3.	Dielectrics, Inc., a Massachusetts company
4.	Contech Medical, Inc., a Rhode Island company
5.	DAS Medical Holdings, LLC, a Georgia limited liability company, and its wholly-owned subsidiaries:
a.	Sterimed, LLC, a Georgia limited liability company
b.	One Degree Medical Holdings, LLC, a Georgia limited liability company
c.	DAS Medical Corporation, a Delaware company, and it wholly-owned subsidiary:
i.	DAS Medical International, S.R.L., a Dominican Republic company
6.	UFP Realty LLC, a Massachusetts limited liability company, and its wholly-owned subsidiaries:
a.	UFPT MA, LLC, a Massachusetts limited liability company
b.	UFP CO, LLC, a Colorado limited liability company
c.	UFP FL, LLC, a Florida limited liability company
d.	UFP TX, LLC, a Texas limited liability company
e.	UFP MI, LLC, a Michigan limited liability company
f.	UFP IA, LLC, an Iowa limited liability company